                            SCHEDULE 14A INFORMATION

                 Consent Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Consent Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Consent Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Vestcom International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           Harish K. Chopra, TimeTrust, Inc. and R-Squared Limited
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                HARISH K. CHOPRA
                           1455 Frazee Road, Suite 420
                               San Diego, CA 92108
                      chopra@timetrust.com - (888) 549-7500


March 16, 2000

My fellow Vestcom shareholder:

By now you have probably received the following information that I recently mailed to you regarding your investment in Vestcom International, Inc.:

         -        Report on Vestcom International, Inc.
         - Consent Statement of Harish K. Chopra, TimeTrust, Inc., and R-Squared Ltd.
         -        GOLD card.

I urge you to read these materials and return the GOLD card, marked CONSENT. This is a "yes" vote to replace five members of the current Vestcom Board with new, highly qualified business leaders. PLEASE DISCARD THE BLUE CARD.

                       WHY ARE WE SOLICITING YOUR CONSENT?

We are soliciting your consent because we believe our Company has the following major problems:

         -        Stock performance is poor.
         - Top management and the Board of Directors have restricted and diminished shareholder rights.
         -        Top management has entrenched itself.
         -        Employee morale is poor.
         - Top management and the Board of Directors lack the strategic vision needed for success.

I am a shareholder of Vestcom, just like you, and just like you my concern is the deteriorating performance of Vestcom, the slumping share price and the management's questionable prospects for growing shareholder value. Short-term fixes to improve sales and profits are not the answer. Writing off restructuring charges currently will no doubt improve short-term profitability. However, these fixes will not improve management's ability to formulate a plan of action and execute that plan. There is a fundamental requirement of leadership, which is essential for any company to grow and prosper. Leadership entails vision, credibility and, above all, the ability to communicate with and motivate all the people in the organization. I believe these qualities are seriously lacking in the present top management.

The seven companies that came together in August 1997 to form Vestcom International, Inc. were, at the time of the roll up, very profitable. Combined they generated $65.4 million in annual revenue and $6.3 million in operating income. The Company added another $51.0 million of revenues in subsequent acquisitions totaling $116.4 million of baseline revenues. The strategy to consolidate certain operations and centralize specific functions at the corporate level may have seemed like a good idea to current Vestcom management. However, I believe the Company's operating results show that the implementation of this strategy failed miserably. This is underscored by the fact that the revenues have


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


increased to only $130.2 million, the operating income has deteriorated to $3.8 million and the net loss since the Company went public is $(2.3) million. The blame for this failure lies at the feet of top management and the Board of Directors.

Therefore, I propose to replace five of the incumbent Board members with the nominees referred to in our Consent Statement previously sent to you. Please mail the GOLD card with your consent.

                 IT'S TIME TO PUT SHAREHOLDERS' INTERESTS FIRST!

Shareholders have every right to ask "What has been the response of the Board and top management to these ongoing and serious problems?" The answer disturbingly has been self-serving actions:

     Enrichment            -        Re-pricing the exercise price of options
                                    previously granted to Brendan Keating from $21.625 to $8.25 per share (certain options were re-priced to $10.125) to reflect the current drop in the stock price. This action potentially saved Mr. Keating over
                                    $1,000,000. The shareholders lost that
                                    benefit.

                           - Awarding bonus payments to top executives that in 1998 and 1999 totaled $105,000 and $90,000, respectively, despite the Company's poor financial performance and the precipitous drop in its stock price.

     Entrenchment          -        In January 1999, while the stock price
                                    languished at $6.25 per share, the Board amended the employment contracts of Messrs.
                                    Cartun and Keating to double their salary and bonus as severance payment in case of a "change in management control".

                           - Adopted a "Dead Hand Poison Pill." We believe the ability of a "Dead Hand Poison Pill" to enhance shareholder value is being called into question by many experts who believe they do more to entrench management than enhance shareholder value. Further, the Delaware courts have ruled that "Dead Hand Poison Pills" are invalid.

                           - Particularly disturbing is the amendment to the corporate by-laws that the Board approved. When Mr. Cartun became aware that I wanted to call a special shareholders meeting, he called an emergency Board meeting to put a stop to it by amending the by-laws to restrict and diminish this most basic shareholder right.



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


             LET'S PUT AN END TO MANAGEMENT'S UNFULFILLED PROMISES!

In top management's efforts to stay in power, they will offer scenarios that hint of significant turnarounds about to take place and implied negotiations in process that could be disturbed by a change in leadership at this time. We must judge each of these statements in light of the public statements they have made below. Ask yourself why we should trust them now.

        March 1, 1999               "Our spending in other key areas, such as
                                    further integrating our business units and creating a more efficient operating infrastructure is anticipated to provide
                                    Vestcom with improved margins in the latter half of 1999.", Brendan Keating, PRNewswire.


        March 30, 1999              "He (Brendan Keating)...has established a
                                    strong operations team to assist Vestcom in accomplishing its goals of accelerating growth rates, improving operating efficiencies and increasing shareholder value.", Joel Cartun, PRNewswire.


        May 5, 1999                 "Our investments to grow our revenue base
                                    and create a more efficient operating
                                    infrastructure are anticipated to provide
                                    Vestcom with improved margins in the latter half of 1999.", Brendan Keating, PRNewswire.


        June 1, 1999                "Vestcom...today announced that Company's
                                    earnings for the second quarter and second
                                    half of 1999 are expected to be lower than
                                    the Company's earnings for the corresponding
                                    periods of the prior fiscal year....its
                                    Board of Directors is undertaking a review
                                    of the Company's operations and strategic
                                    direction and alternatives....", Company
                                    announcement, PRNewswire.


        August 13, 1999             Announced $4.0 million of restructuring and
                                    other non-recurring charges for
                                    consolidation of facilities in the
                                    mid-Atlantic region. Company announcement,
                                    PRNewswire.


        November 11, 1999           Announced an additional $1.9 million
                                    restructuring and other non-recurring
                                    charges for continued consolidation of
                                    facilities in the mid-Atlantic region and also the New England region. Company announcement, PRNewswire.



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


                              OUR RECORD OF SUCCESS

DataTree LLC (including DataTree, India)

         Initial investment:   $100,000         Sold in 1998 for:   $58,800,000
         Revenue (1999):       $15 million      Income (1999):      $4.6 million
         Employees:            419              Regional offices:   9


         Annual compound revenue growth rate over 10 years:            84.7%
         Annual compounded earnings growth rate over 10 years:         341 %

First American Financial Corporation


         Revenue (1999):   $2.96 billion      Net Income (1999):   $72.8 million
         Employees:        19,669

         Forbes Magazine Platinum 400 List (1-10-2000)

                  FORBES INCLUDES FIRST AMERICAN IN ITS PLATINUM 400 LIST AND FEATURES A PROFILE ON THE COMPANY AS AN INDUSTRY LEADER.

         PC Week Financial Services FAST@TRACK 100 (12-13-1999)
              PC WEEK NAMES FIRST AMERICAN TOP E-BUSINESS INNOVATOR FOR 1999.

         The Wall Street Journal Shareholder Scoreboard (2-25-1999)
                THE WALL STREET JOURNAL RANKS FIRST AMERICAN'S 3-, 5- AND 10-YEAR RETURNS AS AMONG THE BEST OF ALL PUBLIC COMPANIES.

         Fortune Magazine (excerpt 3-1-1999)
                  NAMES FIRST AMERICAN ONE OF AMERICA'S MOST ADMIRED COMPANIES.

I intend to bring to Vestcom my record of success at building and effectively managing a business. I received a Bachelor of Science degree in computer science from the University of California at Los Angeles. My 23-year business career began in 1977 in satellite imaging research and development at NASA's Jet Propulsion Laboratory. From 1980 to 1987 I held top management and technical management positions with Digital Equipment Corporation, Volt-Delta Resources, Inc., Omex Systems, Inc., and 3M Corporation.

In 1988 I founded DataTree Corporation, which over the next 10 years was managed and built into a successful company. DataTree is in the business of electronically imaging and producing business documents such as real estate title reports and abstracts. Although not a competitor of Vestcom, we believe that DataTree's business is very similar to Vestcom's in a number of important ways.

         - LIKE VESTCOM, DATATREE IS BASED ON REGIONAL OPERATIONS THROUGHOUT THE UNITED STATES THAT RELY ON THE STRENGTH OF LOCALLY DEVELOPED BUSINESS RELATIONSHIPS.

         - LIKE VESTCOM, DATATREE PRODUCES ITS DOCUMENTS FROM A DECENTRALIZED NETWORK OF DATABASES.



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


         - LIKE VESTCOM, DATATREE'S CRITICAL TASK WAS TO SUCCESSFULLY INTEGRATE AND MANAGE A DECENTRALIZED, NATIONWIDE OPERATIONS NETWORK.

         - UNLIKE VESTCOM, DATATREE UNDER MY LEADERSHIP HAD A 10-YEAR FINANCIAL HISTORY OF OVERALL PROGRESSIVE GROWTH IN BOTH "TOP LINE" REVENUES AND "BOTTOM LINE" EARNINGS.

DataTree is a success story that I believe can be repeated with Vestcom under my experienced leadership.

                                  MY COMMITMENT

I have chosen to show my sincerity and desire to improve shareholder value by aligning my position with the shareholders. On my behalf, my group has spent over $2 million of personal funds, investing directly in Vestcom shares in the open market. I have no deals or any assurances from anyone that I will recover my investment, other than through normal open market operations, just like you. I will benefit ONLY if the shareholders benefit.

As a commitment to the shareholders, I have chosen to forego a salary for the first year and accept stock options as my only compensation, as determined by the Board of Directors. The chosen nominees for the Board are truly independent, highly respected businessmen that will act in the best interests of the shareholders. I believe that I can operate the Company in the best interests of the shareholders and will strive earnestly to unravel all contracts and agreements that do not have the best interests of shareholders in mind, such as, the "Dead Hand Poison Pill", the amendments to the by-laws and these egregious employment contracts with their lucrative severance arrangements.

The Board of Directors and top management of the Company should be responsible directly to the shareholders, the owners of the Company. It's up to you to take action now.

Please mark the box under CONSENT on your GOLD card and vote "yes" for our proposals. If you have any questions, please feel free to contact me directly at 888-549-7500, or if you need assistance in voting, please call Beacon Hill Partners at 800-755-5001.


Very truly yours,


Harish K. Chopra


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



                        YOUR VOTE IS EXTREMELY IMPORTANT

     1. If you have already voted the GOLD CONSENT card, we thank you. If you have not voted, we recommend that you read our material carefully.

     2. Please SIGN, MARK, DATE and MAIL your GOLD CONSENT card in the enclosed postage-paid envelope. If you wish to vote for our Nominees and proposals, you must submit the enclosed GOLD CONSENT card and must NOT submit management's revocation card.

     3. If you have already returned management's blue revocation card, you have every legal right to change your mind and vote FOR our Nominees and proposals on the GOLD CONSENT card. Only your latest dated card will count.

     4. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed GOLD CONSENT card in the postage-paid envelope provided or call your bank, broker or nominee and instruct your representative to vote FOR our Nominees and proposals on the GOLD CONSENT card.

     5. Time is Short. Please vote today!

     If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll free number listed below.



                           BEACON HILL PARTNERS, INC.

                          (212) 843-8500 (call Collect)

                        or Call toll-free (800) 755-5001



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